Exhibit 3.1

PRESTO AUTOMATION INC.

Amendment to the Second Amended and Restated Certificate of Incorporation

Presto Automation Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.       This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation filed with the Secretary of State on September 21, 2022 (the “Certificate of Incorporation”).

2.       Section 4.1.1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“4.1.1 The total number of shares of all classes of stock that the Corporation has authority to issue is 100,001,500,000 shares, consisting of two classes: 100,000,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and 1,500,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

3.       This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.       All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Susan Shinoff, its General Counsel, this 27th day of February, 2024.

PRESTO AUTOMATION INC.

By:	/s/ Susan Shinoff
Susan Shinoff
General Counsel & Corporate Secretary